Exhibit 99.1





FOR IMMEDIATE RELEASE
NEWS RELEASE
Triad Guaranty Inc.
Nasdaq Symbol: TGIC
www.triadguaranty.com
---------------------

CONTACT:  William T. Ratliff, III
          Chairman
          800-366-1010
          wtr3@NewSouthFederal.com
          ------------------------


                      THOMPSON RETIRES FROM TRIAD GUARANTY;
                      TONNESEN APPOINTED PRESIDENT AND CEO


WINSTON-SALEM, NC, SEPTEMBER 13, 2005--Triad Guaranty Inc. (Nasdaq: TGIC) announced that Mark K. Tonnesen will succeed Darryl W. Thompson as President and Chief Executive Officer of Triad Guaranty Inc. and its subsidiary, Triad Guaranty Insurance Corporation, effective September 14, 2005. Mr. Thompson, who founded Triad in 1987, had announced his intention to retire in April and is retiring today.

Mr. Tonnesen comes to Triad with over 20 years of senior management experience in the financial services and banking industry. He has been with the Royal Bank of Canada, Toronto, since 1997, where he held a number of positions, including Vice Chairman & Chief Financial Officer, RBC Insurance and Executive Vice President, Card Services and Point of Sale. Previously, he was associated with Banc One Corporation, Columbus, Ohio, from 1987 to 1997, where he served in a variety of senior positions, including Chief Development Officer, and President, Banc One Credit Card Services Company. While in Canada, Mr. Tonnesen also served as Chair of the Visa Canada Board of Directors and Acxsys, the owner of Interac, the national debit network of Canada. In addition, he served on the Board of Directors and Executive Committee of Visa International and the Advisory Board of HNC.

"Mark is a gifted executive who is well qualified to take Triad to the next level," stated Mr. Ratliff. "He has the vision, experience and leadership skills needed to build on Triad's successes and its reputation as a premier credit enhancement company. The Board and I look forward to working with Mark to pursue profitable growth opportunities in a rapidly changing business environment."

Mr. Tonnesen is a graduate of the University of Pittsburgh where he received an MBA in 1974. He received a bachelors degree from Rutgers University in 1973.

Mr. Thompson has been President of Triad since 1987 and has overseen a period of unprecedented growth and increasing recognition for the Company. Triad Guaranty Inc. became a public company in 1993 and, through its insurance subsidiary, continues to be the industry's fastest growing domestic mortgage insurer. It has twice been recognized by Forbes magazine as one of America's "200 Best Small Companies", is a member of the Nasdaq Financial-100 Index(R), and recently passed the $1 billion in premiums written mark.

"Darryl has done an extraordinary job leading the Company," said William T. Ratliff, III, Chairman. "He launched Triad with a vision and a set of core business principles that guides the Company to this day. He built a strong management team and a national sales force, and established Triad as a premier credit enhancement company. The Board and I would like to thank Darryl for his tremendous contribution since the Company's founding and wish him well in retirement. Mr. Thompson has been designated by the Board of Directors as Director Emeritus and will continue to serve the Company through a transition period in a consulting capacity."





Triad Guaranty Insurance Corporation, a wholly owned subsidiary of Triad Guaranty Inc., is a nationwide mortgage insurer providing mortgage insurance
(MI) to residential mortgage lenders. Private MI makes homeownership available to buyers with equity of less than 20%, facilitates the sale of mortgage loans in the secondary market and protects lenders from default-related expenses. For more information, please visit the company's web site at www.triadguaranty.com.


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